Exhibit 10.19

CHANGE IN CONTROL, CONFIDENTIALITY
AND NON-COMPETE AGREEMENT

This Agreement is made as of November 13, 2007 (the “Effective Date”), between Greater Community Bank (the “Bank”), a New Jersey commercial banking corporation, Greater Community Bancorp (“GCB”), a New Jersey business corporation (hereinafter collectively referred to as “the Company”) and Roger Tully (the “Executive”).

WHEREAS, it is anticipated the Executive will be a valued employee of the Company; and

WHEREAS, the Company desires to enter into this Agreement with the Executive to provide the Executive with contractual assurances to induce the Executive to remain as an employee of the Company notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company, provided that the Executive remains as the officer in charge of Risk and Operations at the time of a Change in Control;

WHEREAS, the Company desires to enter into this Agreement with the Executive regarding obligations of confidentiality and competition during and following employment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and Company’s employment of Executive as an at-will employee, the Executive and the Company agree as follows:

1.            Duties.  The Company hereby employs Executive, on an at-will basis, as Executive Vice President, Risk and Operations with all powers and authority as are customary to this position, and Executive hereby accepts employment with the Company.  Executive shall have such executive responsibilities as is customary with this position and as the Company’s Board of Directors shall from time to time assign to him.  Executive agrees to devote his full time (excluding annual vacation time), skill, knowledge, and attention to the business of the Company and the performance of his duties under this Agreement.

2.            Change-In-Control.

a.            Change-In-Control defined.  As used in this Agreement, a “Change in Control” means:

(1)            the acquisition by any person (other than GCB) of ownership or power to vote more than thirty three and one third percent (33⅓%) of GCB’s or the Bank’s voting stock;

(2)            the acquisition by any person (other than GCB) of the control of the election of a majority of GCB’s or the Bank’s directors;

(3)            the exercise of a controlling influence over the management or policies of GCB or the Bank by any person (other than GCB) or by persons acting as a group within the meaning of §13(d) of the Securities Exchange Act of 1934; or

(4)            during any period of two consecutive years, individuals who at the beginning of such two (2) year period constitute the Board of Directors of GCB (the “Company Board”) (the “Continuing Directors”) cease for any reason to constitute at least two-thirds (⅔) thereof, provided that any individual whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds (⅔) of the Continuing Directors then in office shall be considered a Continuing Director.

It is the understanding of the parties that the merger or consolidation of the Bank with one or more banking subsidiaries of GCB shall not be considered a “Change in Control” for purposes of this Agreement.

b.            “Person” defined.  As used in this Agreement, the term “person” means an individual (other than the Executive), corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

c.            “Just Cause”.  As used in this Agreement,“Just Cause” shall exist when there has been a determination by GCB’s or the Bank’s Board of Directors in its sole discretion that there shall have occurred one or more of the following events with respect to the Executive:

(1)            dishonesty arising from or relating to Executive’s position;

(2)            commission of an act that causes or that probably will cause economic damage to the Company or injury to their business reputation arising from or relating to Executive’s position;

(3)            misconduct arising from or relating to Executive’s position;

(4)            breach of fiduciary duty;

(5)	failure to perform stated duties;

(6)            violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order; or

(7)            breach of any provision of this Agreement.

d.            Involuntary Termination After Change in Control.  Notwithstanding any provision herein to the contrary, if, in connection with or within twelve (12) months after any “Change in Control” of the Company, the Executive’s employment under this Agreement is terminated by the Company without the Executive’s prior written consent and for a reason other than Just Cause, the Executive shall be paid an amount equal to one (1) times his base annual salary, less that amount of base salary actually paid after the Change in Control and subject to ordinary tax withholdings, provided Executive executes a waiver and release agreement regarding employment related claims in a form satisfactory to the Company; however, Executive will not receive this payment if the Company was placed in conservatorship or receivership in connection with such Change in Control and the Board of Directors of the Company determines in good faith that the Change in Control was directed by or otherwise required by the FDIC.  In no event, may the aggregate amount payable hereunder equal or exceed the difference between (i) the product of 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code and regulations promulgated thereunder, and (ii) the sum of any other parachute payments (as defined under Section 280G(b)(2) of the Code) that the Executive receives on account of the change in control.  Such amount shall be paid in a lump sum, less applicable tax withholdings within ten (10) days of the effective date of the waiver and release agreement.

            e.            Voluntary Termination After Change in Control.  Notwithstanding any other provision of this Agreement to the contrary, the Executive may voluntarily terminate his employment under this Agreement within twelve (12) months following a Change in Control of GCB or the Bank if “Good Reason” for such termination exists that is not corrected within 30 days following written notice thereof to the Company by the Executive, such notice to state with specificity the basis upon which Good Reason exists.  In the event, Good Reason exists and it is not corrected, the Executive shall thereupon be entitled to receive the payment described in Paragraph 2(d) of this Agreement once again provided that Executive executes waiver and release agreement regarding employment related claims in a form satisfactory to the Company; however, Executive will not receive this payment if the Company was placed in conservatorship or receivership in connection with such Change in Control and the Board of Directors of the Company determines in good faith that the Change in Control was directed by or otherwise required by the FDIC.  For purposes of this Agreement, “Good Reason” shall mean, unless done with the consent of the Executive, the assignment of duties materially inconsistent with the Executive’s position as the officer in charge of Risk and Operations; or his duties and responsibilities immediately prior to the Change in Control; or a material reduction in the Executive’s base salary as in effect at the time of the Change in Control; or the Company’s requiring the Executive to be based anywhere other than within thirty (30) miles of the Executive’s office location at the time of the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations for his position.

f.            Tax Issues.  In the event that the severance benefits payable to the Executive under this section or any other payments or benefits received or to be received by the Executive from the Company (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) or any corporation (“Affiliate”) affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the advice of tax counsel selected by the Company and reasonably acceptable to the Executive, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, such severance benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Company (or an Affiliate) that are deemed “parachute payments”) is equal to $1 less than the total amount permitted under Section 280(b)(2) without triggering such tax, notwithstanding any other provision to the contrary in this Agreement.  The severance benefits shall not be reduced to the extent that (A) the Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this section, or (B) in the opinion of tax advisor, the severance benefits (in their full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Company.  The Base Amount shall include every type and form of compensation includable in the Executive’s gross income in respect of his employment by the Company (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 280G(b) of the Code.  For purposes of this section only, a Change in Control shall have the meaning of a “change in ownership or control” as set forth in Section 280G(b) of the Code and any temporary or final regulations promulgated thereunder.  The present value of any non-cash benefit or any deferred cash payment shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

In the event that Section 280G, or any successor statute, is repealed, this Section shall cease to be effective on the effective date of such repeal.  The parties to this Agreement recognize that regulations or interpretations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such regulations or interpretations, this Agreement may be deemed modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

3.            Confidentiality of Information.

a.            As used herein, the term “Confidential Information and Materials” refers to all information which derives independent economic value from not being generally known outside the Company and belongs to, is used by or is in the possession of the Company, including without limitation information concerning the Company’s products, strategic plans, pricing, cost data and cost structures, training methods and programs, Executive performance and compensation information, computer pass wording, recruiting, know-how, research and development, operation or financial status of the Company, the names or addresses of any of the Company’s customers, borrowers and depositors, any information concerning or obtained from such customers, borrowers and depositors and other confidential technical or business information and data and any background data that suggest any of the foregoing plans and programs. Confidential Information shall not include any information that the Executive can demonstrate is in the public domain by means other than disclosure by the Executive, but shall include non-public compilations, combinations or analyses of otherwise public information.

b.            Executive hereby acknowledges that all of the Confidential Information and Materials are and shall continue to be the exclusive proprietary property of the Company, whether or not prepared in whole or in part by the Executive and whether or not disclosed to or entrusted to the custody of the Executive. Executive further acknowledges that all Confidential Information and Materials (to which Executive will have access or which Executive will learn during the Executive’s employment) will be disclosed to Executive solely by virtue of the Executive’s employment with the Company and solely for the purpose of assisting Executive in performing the Executive’s duties for the Company.

c.            The Company will as part of the employment of Executive make available Confidential Information and Materials as defined above, provided that Executive agrees that Executive will not, either during the course of the Executive’s employment with the Company or for two (2) years thereafter, disclose any Confidential Information or Materials of the Company, in whole or in part, to any person or entity outside The Company, for any reason or purpose whatsoever, unless the Company shall have given its written consent to such disclosure. Executive further agrees that the Executive shall not during the period set forth above use in any manner other than for and in the course of Executive’s furtherance of the Company’s business, any Confidential Information or Materials of The Company for Executive’s own purposes or for the benefit of any other person or entity except the Company, whether such use consists of the duplication, removal, oral use or disclosure, or the transfer of any Confidential Information or Materials in any manner, or such other unauthorized use in whatever manner, unless the Company shall have given its prior written consent to such use. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations of Executive provided by law with respect to the Company’s Confidential Information and Materials, including any obligations Executive may owe under statutes governing trade secrets.

4.            Non-competition and Inventions.

a.            During the period of employment of Executive and for a period of one year after Executive’s termination of employment for any reason, Executive shall not directly or indirectly:

(i)            Be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as the terms Competing Entity and Territory are hereinafter defined); provided, however, that notwithstanding the foregoing,

Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute 5% or more of the voting rights or equity ownership thereof;

(ii)            solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so;

(iii)            cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so; or

(iv)            solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as an employee or consultant, any person who is an employee of, or exclusive consultant to, the Company.

For purposes of this Section, the term “Competing Entity” shall mean any entity which is a bank holding company, bank, savings association or mortgage company, or which is presently or hereafter engaged in the business of offering products or services competing with those offered by the Company or any of its banking subsidiaries in Passaic County and Bergen County, New Jersey.  The term “Territory” shall mean Passaic County and Bergen County, New Jersey.

b.            Executive acknowledges and agrees that the covenants set forth in this Section are founded on valuable consideration and are reasonable and necessary in all respects for the protection of the Company’s legitimate business interests (including without limitation the Company’s confidential, proprietary information and trade secrets and client good-will, which represents a significant portion of the Company’s net worth and in which the Company has a property interest).  Executive acknowledges and agrees that, in the event that he breaches any of the covenants set forth in this Section, the Company may be irreparably harmed and may not have an adequate remedy at law; and, therefore, in the event of such a breach, the Company shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which the Company may be entitled under law.  If any covenant set forth in this Section is deemed invalid or unenforceable for any reason, it is the Parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects.  In the event that the time period and geographic scope referenced above is deemed unreasonable, overbroad, or otherwise invalid, it is the Parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid, and enforceable in all respects.

c.            The Executive hereby sells, transfers and assigns to the Company the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Executive, solely or jointly, or in whole or in part, during the period Executive is bound by this Agreement which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise (wholly or partly) from the efforts of the Executive during the Term hereof in connection with his performance of his duties hereunder.  The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon.  This provision does not relate to any invention for which (i) no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on the Executive’s own time and which does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development; or (ii) does not result in any work performed by the Executive for the Company.

5.            Miscellaneous.

a.            This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

b.            All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to his address appearing on the records of the Company.

If to the Company:

Greater Community Bank
55 Union Blvd.
Totowa, New Jersey 07511

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

c.            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

d.            The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

e.            The Executive’s or the Company’s failure to insist upon strict compliance with any provisions hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for cause pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

f.            The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and the Executive’s employment may be terminated by the Company or Executive at any time for any reason, in which case the Executive shall have no further rights under this Agreement but his obligations under it shall continue.

g.            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

h.            If the Company sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, or if the Company ceases to exist as a separate entity as a result of a merger or otherwise, then the Company will, as a condition precedent to any such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets or succeeding to the business of the Company as the surviving entity of a merger or otherwise, as applicable, becomes bound by, and replaces the Company under, this Agreement.

6.            Injunctive Relief.  Executive acknowledges and agrees that irreparable injury will result to the Company in the event Executive breaches any covenant contained in this Agreement and that the remedy at law for such breach will be inadequate.  Therefore, if Executive engages in any act in violation of the provisions of this Agreement, the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions hereof.

7.            Waiver.  In exchange for the eligibility to receive the benefits provided in this Agreement, Executive hereby waives any and all claims Executive may have or assert against the Company and/or its employees, affiliates, directors and agents (the “Released Parties”), whether known or unknown, asserted or unasserted, arising out of your employment with the Company and based on any fact or circumstance existing as of the effective date of this Agreement, including (without limitation) all claims against any Released Party based on any express or implied contract, any state or federal Constitutional provision, any government regulations, any tort, any common law of any state, and any waivable right or benefit provided by any federal, state, or local discrimination or employment law or statute (including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, and the New Jersey Conscientious Employee Protection Act).  Executive is hereby advised to consult with an attorney before signing this document.  Executive has up to twenty-one (21) days from the date Executive received this document to consider this offer.  If Executive chooses to sign the Agreement, Executive will have an additional seven (7) days following the date of Executive’s signature to revoke the Agreement and the Agreement shall not become effective or enforceable until the revocation period has expired.  Any revocation must be in writing and must be received by the Bank within the seven (7) day revocation period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

GREATER COMMUNITY BANK

By:	/s/ Anthony M. Bruno, Jr
Anthony M. Bruno, Jr.
Chairman, President and
Chief Executive Officer

EXECUTIVE

/s/ Roger Tully
Roger Tully
Executive Vice President,
Risk and Operations